Exhibit 99.1

Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Lisa Boyette/Leann Vandergrift Media Relations 949.349.3652/7420
949.349.2000 tel 949.349.7175 fax	Ken Lockwood Investor Relations 949.349.3815 tel 949.349.5375 fax

News Release

Fluor Reports Third Quarter Results;
Revenues, Earnings and Cash Up Sharply
ALISO VIEJO, Calif., – November 3, 2005 – Fluor Corporation (NYSE: FLR) today announced financial results for its third quarter ended September 30, 2005. The company reported net earnings of $131.2 million, or $1.51 per share, compared with net earnings of $47.3 million, or 57 cents per share in the third quarter of 2004. The earnings growth was due to continued solid operating results in Oil & Gas, Government and Global Services. In addition, the Caribbean hotel jury verdict that negatively impacted the second quarter by $65 million was overturned by the judge in the case, and a no-liability resolution was subsequently reached, which resulted in the reversal of $32.9 million of that provision this quarter. Finally, as previously announced, the longstanding claims on the Hamaca crude upgrader project in Venezuela were resolved, contributing $30.5 million in pre-tax earnings in the quarter. Both events had the added benefit of contributing to a substantial reduction in the effective tax rate for the quarter.
     Consolidated operating profit was $180.9 million, compared with $104.7 million in the third quarter last year. Revenues for the quarter increased 45 percent to $3.4 billion, including $294 million recognized as a result of the Hamaca settlement, compared with revenues of $2.4 billion a year ago.
     New project awards in the third quarter were $2.5 billion compared with $3.2 billion a year ago, demonstrating the quarterly lumpiness that can be caused by the timing of a single major project award. Shortly after the third quarter was closed, Fluor was awarded a $1.0 billion project to expand a major gas complex in Abu Dhabi, which will be booked in the fourth quarter. Backlog at quarter end grew 7 percent to $14.7 billion, compared with $13.7 billion a year ago, but was down sequentially from $15.7 billion in the second quarter.

     “I am very pleased with our solid operating results and that we have fully resolved both the Hamaca crude upgrader and Caribbean hotel issues this quarter, eliminating these major uncertainties,” said Chairman and Chief Executive Officer Alan Boeckmann. “We closed the quarter with $1 billion of cash on the balance sheet, up over $300 million from last quarter, due to a very strong positive contribution from operations and the Hamaca settlement.”
     Corporate G&A for the quarter was $25.1 million, including a pre-tax gain of $10.4 million from the sale of real estate, compared with $32.9 million a year ago which included a pre-tax gain of $5.5 million related to the disposal of a residual property interest. Fluor’s financial condition was substantially strengthened during the quarter, with cash and securities rising to $1.0 billion, up from $689 million at the end of the second quarter. The debt-to-capital ratio at the end of the quarter was further reduced to 19 percent, with the full repayment of $100 million of outstanding commercial paper.
Outlook
     The outlook for the majority of Fluor’s markets remains positive. Opportunities across all business segments are expected to continue to develop, with sizable prospects pending in the oil and gas, power, mining, transportation and government markets. With the excellent start on the fourth quarter, due to the award of the major gas complex in the Middle East, the company expects fourth quarter awards to be particularly strong.
     Fluor’s earnings guidance for 2005 is being increased to a range of $2.40 to $2.60 per share, up materially from guidance provided last quarter and essentially on par with guidance originally issued a year ago.
     Looking ahead to 2006, ongoing strength in new awards combined with a strong backlog is expected to continue to drive growth in earnings. Considering the variability associated with the timing of major new project awards and the pace of project execution across the portfolio, the company’s initial guidance for 2006 is a range of $2.80 to $3.10 per share.
Business Segments
     Fluor’s Oil & Gas segment reported very strong operating profit, up 65 percent to $84.1 million, compared with $51.0 million in the third quarter last year. Revenues increased 45 percent to $1.4 billion, from $1.0 billion last year. Operating margin in the quarter was 5.8 percent, up from 5.1 percent a year ago. Continued strength in operations including upstream, downstream, and chemicals were complemented by the Hamaca settlement. This settlement contributed revenues of $294 million and operating profit of $30.5 million in the third quarter, reimbursing Fluor for its incurred costs and for its cost of capital in funding those costs.
     Performance in the Industrial & Infrastructure business segment was materially improved by the Caribbean hotel project resolution and resulting $32.9 million reversal in the third quarter. The segment reported operating profit of $43.5 million, and operating margin of 5.1 percent, compared with $18.8 million and 3.6 percent respectively from a year ago. Excluding the benefit of the $32.9 million reversal, operating profits were significantly lower than last year primarily due to lower profits on an international infrastructure project. Revenues were up sharply to $857 million, an increase of 64 percent from $521 million last year, reflecting substantial increases in the level of work performed following very strong new awards in 2004. Revenues included a higher level of material and equipment costs, which negatively impacted margins in the quarter.
     Fluor’s Government segment reported quarterly operating profit of $20.9 million, up 14 percent from $18.3 million a year ago. Revenues increased 23 percent to $651 million compared with $530 million last year, mainly due to a higher level of Iraq reconstruction work. Operating margin was 3.2 percent, down modestly from 3.5 percent in the third quarter of 2004.
     Operating profit for Fluor’s Global Services segment was $26.5 million, about level with $26.7 million a year ago. Revenues increased 32 percent to $368 million from $280 million in the third quarter last year, reflecting growth in all sectors of the business. Operating margin improved sequentially to 7.2 percent from 6.1 percent last quarter, but declined from 9.6 percent a year ago. The decline in margins from a year ago is mainly the result of a shift in the mix of business among the segment’s various service lines.
     Fluor’s Power segment reported quarterly operating profit of $5.9 million, versus a loss of $10.1 million a year ago which was driven by costs associated with the startup and commissioning of a waste-coal power plant. Revenues increased three-fold to $95 million from $32 million a year ago. Operating margin was 6.2 percent in the third quarter.
Results for the Nine Months
     Net earnings for the first nine months of 2005 were $162.2 million, or $1.88 per share, an increase of 17 percent from $138.8 million, or $1.68 per share in 2004. Results for the first nine months of 2005 included a net pre-tax charge of $32.1 million from the Caribbean hotel project resolution and pre-tax earnings of $30.5 million from the Hamaca settlement. Revenues for the 2005 nine-month period grew 39% to $9.2 billion, compared with $6.6 billion in 2004.
Third Quarter Conference Call Information
     Fluor will host a conference call at 7 a.m. Pacific Time on Friday, November 4, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.
About Fluor Corporation
     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a FORTUNE 500 company with revenues of $9.4 billion in 2004. For more information, visit www.fluor.com.
Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the expected performance of the Company’s business and growth in the markets and industries that the Company serves, the Company’s future backlog, revenue and earnings growth opportunities, the expansion of markets which the Company serves, business prospects in markets which the Company serves, ongoing spending by clients, and ongoing investment and spending in markets and industries that the company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of several factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; customer delays or defaults in making payments; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, power, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the potential impact of certain tax matters; the outcome of events in dispute with clients and others; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.
Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 4, 2005. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3815. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED SEPTEMBER 30	2005	2004
Revenues	$3,418.5	$2,362.7
Costs and Expenses:
Cost of Revenues	3,237.6	2,258.0
Corporate G&A	25.1	32.9
Net Interest Income	(1.7)	(1.1)

Total Costs and Expenses	3,261.0	2,289.8

Earnings before Income Taxes	157.5	72.9
Income Tax Expense	26.3	25.6

Net Earnings	$131.2	$47.3

Basic Earnings per Share
Net Earnings	1.54	.58
Weighted Average Shares	85.2	81.8
Diluted Earnings per Share
Net Earnings	1.51	.57
Weighted Average Shares	87.1	83.1
New Awards	$2,533.3	$3,225.4
Backlog	$14,662.5	$13,745.9
Work Performed	$3,342.2	$2,312.6

NINE MONTHS ENDED SEPTEMBER 30	2005	2004
Revenues	$9,198.2	$6,640.4
Costs and Expenses:
Cost of Revenues	8,866.9	6,337.2
Corporate G&A	90.9	93.7
Net Interest Income	(3.2)	(1.0)

Total Costs and Expenses	8,954.6	6,429.9

Earnings before Income Taxes	243.6	210.5
Income Tax Expense	81.4	71.7

Net Earnings	162.2	138.8

Basic Earnings per Share
Net Earnings	$1.92	$1.71
Weighted Average Shares	84.6	81.3
Diluted Earnings per Share
Net Earnings	$1.88	$1.68
Weighted Average Shares	86.1	82.6
New Awards	$9,114.3	$9,659.6
Backlog	$14,662.5	$13,745.9
Work Performed	$9,006.1	$6,498.8

FLUOR CORPORATION
Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW
($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2005		2004
Revenues
Oil & Gas	$1,447.5		$1,000.4
Industrial & Infrastructure	857.3		521.4
Government	651.3		529.7
Global Services	367.8		279.5
Power	94.6		31.7

Total revenues	$3,418.5		$2,362.7

Operating Profit (Loss) Margin %	$	%	$	%

Oil & Gas	$84.1	5.8	$51.0	5.1
Industrial & Infrastructure	43.5	5.1	18.8	3.6
Government	20.9	3.2	18.3	3.5
Global Services	26.5	7.2	26.7	9.6
Power	5.9	6.2	(10.1)	(32.0)

Total operating profit margin %	$180.9	5.3	$104.7	4.4

NINE MONTHS ENDED SEPTEMBER 30	2005		2004
Revenues
Oil & Gas	$3,844.4		$2,360.7
Industrial & Infrastructure	2,085.5		1,432.6
Government	1,859.6		1,698.7
Global Services	1,116.0		896.9
Power	292.7		251.5

Total revenues	$9,198.2		$6,640.4

Operating Profit Margin %	$	%	$	%

Oil & Gas	$188.0	4.9	$111.7	4.7
Industrial & Infrastructure	0.5	0.0	41.1	2.9
Government	49.5	2.7	63.5	3.7
Global Services	81.3	7.3	70.1	7.8
Power	12.0	4.1	16.8	6.7

Total operating profit margin %	$331.3	3.6	$303.2	4.6

FLUOR CORPORATION
Unaudited

SELECTED BALANCE SHEET ITEMS
( $in millions, except per share amounts)

	SEPTEMBER 30, 2005	DECEMBER 31, 2004
Cash and Cash Equivalents	$1,047.3	$604.5
Total Current Assets	2,909.4	2,723.3
Total Assets	4,223.7	3,969.6
Total Short-Term Debt	—	129.9
Total Current Liabilities	1,849.5	1,764.0
Long-term Debt	347.7	347.6
Shareholders’ Equity	1,535.7	1,335.8

Total Debt to Capitalization %	18.5%	26.3%
Shareholders’ Equity Per Share	$17.69	$15.81

SELECTED CASH FLOW ITEMS
( $in millions)

	NINE MONTHS ENDED SEPTEMBER 30
	2005	2004
Operating Activities
Net Income	$162.2	$138.8
Depreciation	74.7	63.5
Changes in Operating Assets and Liabilities	476.5	(196.0)
Other, net	(53.9)	11.0

Total Operating Cash Flow	659.5	17.3

Investing Activities
Capital Expenditures	(145.3)	(68.8)
Business Acquisition	—	(33.0)
Proceeds from sale of real estate	45.0	59.7
Proceeds from disposal of PP&E	17.0	16.7
Other, net	(15.5)	(0.4)

Total Investing Cash Flow	(98.8)	(25.8)

Financing Activities
Proceeds for Issuance of Debt, Net	—	322.5
Repayment of Facilities Financing	—	(128.6)
Decrease in Short-term Borrowings	(129.9)	(121.5)
Net Proceeds From Issuance of Common Stock	41.8	—
Stock Options Exercised	40.2	33.7
Cash Dividends	(41.5)	(40.0)
Other, net	(1.3)	(0.4)

Total Financing Cash Flow	(90.7)	65.7

Effect of Exchange Rate Changes on Cash	(27.2)	7.8

Increase in Cash and Cash Equivalents	$442.8	$65.0

FLUOR CORPORATION
Supplemental Fact Sheet
Unaudited
NEW AWARDS

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2005		2004		% Chg
Oil & Gas	$179	7%	$905	28%	(80)%
Industrial & Infrastructure	690	27%	840	26%	(18)%
Government	1,141	45%	1,197	37%	(5)%
Global Services	510	20%	274	9%	86%
Power	13	1%	9	0%	44%

TOTAL NEW AWARDS	$2,533	100%	$3,225	100%	(21)%

NINE MONTHS ENDED SEPTEMBER 30	2005		2004		% Chg
Oil & Gas	$2,880	32%	$3,253	34%	(11)%
Industrial & Infrastructure	1,629	18%	3,524	36%	(54)%
Government	1,934	21%	1,848	19%	5%
Global Services	2,012	22%	920	10%	119%
Power	659	7%	115	1%	NM

TOTAL NEW AWARDS	$9,114	100%	$9,660	100%	(6)%

BACKLOG TRENDS
($ in millions)

AS OF SEPTEMBER 30	2005		2004		% Chg
Oil & Gas	$5,271	36%	$5,477	40%	(4)%
Industrial & Infrastructure	3,996	27%	4,566	33%	(12)%
Government	1,710	12%	1,687	12%	1%
Global Services	2,816	19%	1,938	14%	45%
Power	869	6%	78	1%	NM

TOTAL BACKLOG	$14,662	100%	$13,746	100%	7%

United States	$5,538	38%	$5,567	40%	(1)%
The Americas	2,926	20%	2,695	20%	9%
Europe, Africa and the Middle East	5,393	37%	4,503	33%	20%
Asia Pacific	805	5%	981	7%	(18)%

TOTAL BACKLOG	$14,662	100%	$13,746	100%	7%

     NM — Not meaningful